Filed Pursuant to Rule 424(b)(5)
Registration No. 333-223058

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Floating Rate Series Y Notes due 2020	$550,000,000	100%	$550,000,000	$66,660
4.150% Series Z Notes due 2023	$350,000,000	100%	$350,000,000	$42,420
4.650% Series AA Notes due 2028	$300,000,000	100%	$300,000,000	$36,360
Total	$1,200,000,000	100%	$1,200,000,000	$145,440

PROSPECTUS SUPPLEMENT

(To prospectus dated February 15, 2018)

$1,200,000,000

Marriott International, Inc.

$550,000,000 Floating Rate Series Y Notes due 2020

$350,000,000 4.150% Series Z Notes due 2023

$300,000,000 4.650% Series AA Notes due 2028

The Floating Rate Series Y Notes due 2020 (the “Series Y Notes”) will bear interest at a floating rate equal to LIBOR (as defined in “Description of the Notes”) plus 0.600% per annum. The 4.150% Series Z Notes due 2023 (the “Series Z Notes”) will bear interest at the rate of 4.150% per annum. The 4.650% Series AA Notes due 2028 (the “Series AA Notes” and, together with the Series Y Notes and the Series Z Notes, the “notes,” and each a separate “series” of notes) will bear interest at the rate of 4.650% per annum. The Series Y Notes will mature on December 1, 2020, the Series Z Notes will mature on December 1, 2023, and the Series AA Notes will mature on December 1, 2028. We will pay interest on the Series Y Notes quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning on March 1, 2019. We will pay interest on the Series Z Notes on June 1 and December 1 of each year, beginning on June 1, 2019. We will pay interest on the Series AA Notes on June 1 and December 1 of each year, beginning on June 1, 2019. Except in the case of a change in control repurchase event, as described herein, we may not redeem the Series Y Notes prior to maturity. We may redeem some or all of each of the Series Z Notes and the Series AA Notes prior to maturity at the redemption prices described in this prospectus supplement. If a change of control repurchase event as described herein occurs, unless, in the case of the Series Z Notes or Series AA Notes, as applicable, we have exercised our option to redeem such notes, we will be required to offer to purchase the notes at the price described in this prospectus supplement, plus accrued and unpaid interest, if any, to the date of purchase.

The notes will be our unsecured obligations and rank equally with all of our other unsecured senior indebtedness. The notes of each series will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-5 of this prospectus supplement.

	Per Series Y Note	Series Y Total	Per Series Z Note	Series Z Total	Per Series AA Note	Series AA Total	Notes Total
Public offering price (1)	100.000%	$550,000,000	99.836%	$349,426,000	99.680%	$299,040,000	$1,198,466,000
Underwriting discount	0.350%	$1,925,000	0.600%	$2,100,000	0.650%	$1,950,000	$5,975,000
Proceeds, before expenses, to Marriott International, Inc.	99.650%	$548,075,000	99.236%	$347,326,000	99.030%	$297,090,000	$1,192,491,000

(1)	Plus accrued interest from November 16, 2018, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company for the accounts of its direct and indirect participants (including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking S.A.) on or about November 16, 2018.

Joint Book-Running Managers

J.P. Morgan	Deutsche Bank Securities

BofA Merrill Lynch	Wells Fargo Securities

Senior Co-Managers

Citigroup	Scotiabank	US Bancorp

Fifth Third Securities	Goldman Sachs & Co. LLC	HSBC	SunTrust Robinson Humphrey

Co-Managers

Barclays	BNP PARIBAS	BNY Mellon Capital Markets, LLC
Capital One Securities	MUFG	PNC Capital Markets LLC
COMMERZBANK	Santander	TD Securities
Loop Capital Markets	The Williams Capital Group, L.P.	ANZ Securities

The date of this prospectus supplement is November 13, 2018.

Prospectus Supplement

Prospectus

Where You Can Find More Information	1
Incorporation by Reference	1
Use of Proceeds	2
Description of Securities	2
Selling Security Holders	2
Validity of Securities	2
Experts	2

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus provided, authorized or used by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus supplement and the accompanying prospectus, unless the context requires otherwise, “we,” “us,” the “Company” or “Marriott” means Marriott International, Inc. and its predecessors and consolidated subsidiaries.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering by this prospectus supplement. You should read this entire prospectus supplement, as well as the accompanying prospectus, and the documents incorporated by reference. See “Where You Can Find More Information.”

To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference based on the beliefs and assumptions of our management and on information currently available to us. Forward-looking statements include information about our possible or assumed future results of operations in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings “Business and Overview” and “Liquidity and Capital Resources” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, and other statements preceded by, followed by, or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” or similar expressions.

Any number of risks and uncertainties could cause actual results to differ materially from those we express in our forward-looking statements, including the risks and uncertainties described on page S-4 of this prospectus supplement and other factors we describe from time to time in our periodic filings with the U.S. Securities and Exchange Commission (the “SEC”) (which we incorporate by reference in this prospectus supplement and in the accompanying prospectus). We therefore caution you not to rely unduly on any forward-looking statement. The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference speak only as of the date of the document in which the forward-looking statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

S-ii

SUMMARY

The following summary highlights selected information from this prospectus supplement and may not contain all of the information that is important to you. This prospectus supplement includes the basic terms of the notes we are offering, as well as information regarding our business and financial data. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety as well as the information incorporated by reference.

The Company

Marriott International, Inc. is one of the world’s leading lodging companies. We are a worldwide operator, franchisor, and licensor of hotel, residential, and timeshare properties under numerous brand names at different price and service points.

We operate, franchise or license 6,782 properties worldwide, with 1,298,583 rooms as of September 30, 2018. We believe that our portfolio of brands, shown in the following table, is the largest and most compelling range of brands and properties of any lodging company in the world. Consistent with our focus on management, franchising, and licensing, we own very few of our lodging properties. Our principal brands are listed in the following table:

Our principal executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817. Our telephone number is (301) 380-3000.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of the Notes.”

Issuer	Marriott International, Inc.

Notes offered	$1,200,000,000 aggregate principal amount of notes consisting of:

$550,000,000 aggregate principal amount of Floating Rate Series Y Notes due 2020.

$350,000,000 aggregate principal amount of 4.150% Series Z Notes due 2023.

$300,000,000 aggregate principal amount of 4.650% Series AA Notes due 2028.

Maturity	The Series Y Notes will mature on December 1, 2020.

The Series Z Notes will mature on December 1, 2023.

The Series AA Notes will mature on December 1, 2028.

Interest	The Series Y Notes will bear interest at a floating rate equal to LIBOR (as defined in “Description of the Notes”) plus 0.600% per annum.

The Series Z Notes will bear interest at a rate of 4.150% per annum.

The Series AA Notes will bear interest at a rate of 4.650% per annum.

Interest payment dates	Interest on the Series Y Notes will accrue from November 16, 2018 and will be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning on March 1, 2019.

Interest on the Series Z Notes will accrue from November 16, 2018 and will be payable semi-annually on June 1 and December 1 of each year, beginning on June 1, 2019.

Interest on the Series AA Notes will accrue from November 16, 2018 and will be payable semi-annually on June 1 and December 1 of each year, beginning on June 1, 2019.

Ranking

The notes will be our unsecured senior obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of each of our subsidiaries. As of

September 30, 2018, our subsidiaries collectively had outstanding long term-debt of $363 million, which represents approximately 4.2% of our total consolidated long-term debt before issuance of the notes.

Optional redemption	Except in the case of a change in control repurchase event, as described below, we may not redeem the Series Y Notes prior to maturity.

We may redeem the Series Z Notes in whole or in part from time to time, at our option, prior to November 1, 2023 (1 month prior to the maturity date of the Series Z Notes), at a redemption price described under the heading “Description of the Notes—Redemption at Our Option” in this prospectus supplement, plus any accrued and unpaid interest on the Series Z Notes being redeemed to, but not including, the redemption date.

We may redeem the Series Z Notes in whole or in part from time to time, at our option, on or after November 1, 2023 (1 month prior to the maturity date of the Series Z Notes), at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the Series Z Notes being redeemed to, but not including, the redemption date.

We may redeem the Series AA Notes in whole or in part from time to time, at our option, prior to September 1, 2028 (3 months prior to the maturity date of the Series AA Notes), at a redemption price described under the heading “Description of the Notes—Redemption at Our Option” in this prospectus supplement, plus any accrued and unpaid interest on the Series AA Notes being redeemed to, but not including, the redemption date.

We may redeem the Series AA Notes in whole or in part from time to time, at our option, on or after September 1, 2028 (3 months prior to the maturity date of the Series AA Notes), at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the Series AA Notes being redeemed to, but not including, the redemption date.

Purchase of notes upon a change of control repurchase event	If we experience a change of control (defined herein) and the notes of a series are rated below investment grade (defined herein) by S&P Global Ratings (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) (or the equivalent under any successor rating categories of S&P’s or Moody’s, respectively), we will offer to repurchase all of such series of notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the repurchase date. See “Description of the Notes—Change of Control.”

Covenants	We will agree to certain restrictions on liens, sale and leaseback transactions, mergers, consolidations and transfers of substantially all of our assets. These covenants are subject to important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Further issuances of notes	We will issue the notes under an Indenture, dated as of November 16, 1998, between us and The Bank of New York Mellon, as trustee (the “Indenture”). We may, without the consent of the existing holders of a series of notes, issue additional notes of the same series having the same terms so that such existing notes and additional notes form a single series under the Indenture.

Governing law	The notes and the Indenture will be governed by New York law.

Trustee and calculation agent	The Bank of New York Mellon.

Use of proceeds	We estimate that the net proceeds from this offering of notes, after deducting the underwriting discount and estimated expenses of this offering, will be approximately $1.190 billion. We intend to use these net proceeds for general corporate purposes, which may include working capital, capital expenditures, acquisitions, stock repurchases or repayment of outstanding commercial paper or other borrowings.

RISK FACTORS

You should consider carefully the following risks and all of the information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks and uncertainties described under the heading “Risk Factors” included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, before investing in the notes offered by this prospectus supplement.

Risks Relating to the Notes

We depend on cash flow of our subsidiaries to make payments on our securities.

Marriott International, Inc. is in part a holding company. Our subsidiaries conduct a significant percentage of our consolidated operations and own a significant percentage of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depend in large part upon the cash flow of our subsidiaries and the payment of funds by the subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment of our debt securities or preferred stock dividends or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. The notes effectively rank junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. The Indenture does not limit the amount of unsecured debt which our subsidiaries may incur. In addition, we and our subsidiaries may incur secured debt and enter into sale and leaseback transactions, subject to certain limitations. See “Description of the Notes—Certain Covenants.”

A liquid trading market for the notes may not develop.

There may be no trading market for any series of the notes. We have been advised by the underwriters for this offering that they presently intend to make a market in the notes of each series after the consummation of the offering contemplated by this prospectus supplement, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. The liquidity of any market for any series of the notes will depend upon the number of holders of those notes, our performance, the market for similar securities, the interest of securities dealers in making a market in those notes and other factors. A liquid trading market may not develop for any series of the notes. As a result, the market price of the notes could be adversely affected.

We may not be able to repurchase the notes upon a change of control repurchase event.

Upon the occurrence of specific kinds of change of control events accompanied by a below investment grade rating event with respect to a series of notes, we will be required to offer to purchase all of the notes of such series at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase, unless, in the case of the Series Z Notes or the Series AA Notes, as applicable, we had previously exercised our right to redeem the Series Z Notes or the Series AA Notes, as applicable. If we experience such a change of control and rating downgrade, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase such notes. Our failure to purchase the notes of a series as required under the terms of the notes would result in a default with respect to such series, which could have material adverse consequences for us and the holders of the applicable notes. See “Description of the Notes—Change of Control.”

The amount of interest payable on the Series Y Notes is set only once per interest period based on three-month LIBOR on the interest determination date, which rate may fluctuate substantially.

In the past, the level of three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels.

Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during an interest rate period for the Series Y Notes, and you should not take the historical levels of three-month LIBOR as an indication of its future performance. You should further note that although the actual three-month LIBOR on an interest payment date or at other times during an interest period may be higher than three-month LIBOR on the applicable interest determination date, an investor in the Series Y Notes will not benefit from three-month LIBOR at any time other than on the interest determination date for such interest period. As a result, changes in three-month LIBOR may not result in a comparable change in the market value of the Series Y Notes.

Increased regulatory oversight, uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the value of the Series Y Notes.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the Intercontinental Exchange Benchmark Administration (the “ICE”) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of contributor banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR. Actions by the ICE, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the U.K. Financial Conduct Authority (the “FCA”) announced that it will no longer persuade or compel banks to submit rates for the calculation of the LIBOR rates after 2021 (the “FCA Announcement”). The FCA Announcement indicates that the continuation of LIBOR on the current basis is not guaranteed after 2021. Furthermore, in the United States, efforts to identify a set of alternative U.S. dollar reference interest rates include proposals by the Alternative Reference Rates Committee of the Federal Reserve Board and the Federal Reserve Bank of New York. On August 24, 2017, the Federal Reserve Board requested public comment on a proposal by the Federal Reserve Bank of New York, in cooperation with the Office of Financial Research, to produce three new reference rates intended to serve as alternatives to LIBOR. These alternative rates are based on overnight repurchase agreement transactions secured by U.S. Treasury Securities. On December 12, 2017, following consideration of public comments, the Federal Reserve Board concluded that the public would benefit if the Federal Reserve Bank of New York published the three proposed reference rates as alternatives to LIBOR (the “Federal Reserve Board Notice”). The Federal Reserve Bank of New York began publication of these alternative rates on April 3, 2018.

At this time, it is not possible to predict the effect of the FCA Announcement, the Federal Reserve Board Notice or other regulatory changes or announcements, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted in the United Kingdom, the United States or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for LIBOR-based securities, including the Series Y Notes. In addition, any changes announced by the ICE, the FCA, including the FCA Announcement, other regulators or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur, the level of interest payments and the value of the Series Y Notes may be affected. Further, uncertainty as to the extent and manner of future changes may adversely affect the current trading market for LIBOR-based securities and the value of the Series Y Notes.

Pursuant to the terms of the Series Y Notes, if LIBOR were to be permanently discontinued, or the reference to LIBOR becomes illegal, or most other debt obligations similar to the Series Y Notes have converted away from LIBOR to a new reference rate, an alternative reference rate will be used that is consistent with accepted market practice at the time, as described in “Description of the Notes,” which could result in an interest rate that is different from what would have otherwise been calculated using LIBOR and could materially affect the value of the Series Y Notes. Any such change in the calculation of the interest rate on the Series Y Notes may result in U.S. federal income tax or other tax consequences to holders or beneficial owners of the Series Y Notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of notes, after deducting the underwriting discount and estimated expenses of this offering, will be approximately $1.190 billion.

We intend to use the net proceeds from the sale of the notes in this offering for general corporate purposes, which may include working capital, capital expenditures, acquisitions, stock repurchases or repayment of outstanding commercial paper or other borrowings.

DESCRIPTION OF THE NOTES

General

The notes are governed by a document called the “Indenture.” The Indenture is a contract between us and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, which acts as trustee (the “Trustee”). The Indenture and its associated documents contain the full legal text of the matters described in this section. The Indenture and the notes are governed by New York law. A copy of the Indenture has been filed with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy.

Because this section is a summary, it does not describe every aspect of the notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe in this prospectus supplement the meaning of some terms defined in the Indenture. You should refer to the Indenture for the meanings of all of the defined terms. We also include references in parentheses to certain sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus supplement, such sections or defined terms are incorporated by reference here.

Terms

Each series of notes is a separate series of debt securities. The notes will be our general unsecured and senior obligations and will initially be limited to $1,200,000,000 aggregate principal amount. The Series Y Notes, the Series Z Notes and the Series AA Notes are initially being offered in the respective principal amounts of $550,000,000, $350,000,000 and $300,000,000. The Series Y Notes will mature on December 1, 2020. The Series Z Notes will mature on December 1, 2023. The Series AA Notes will mature on December 1, 2028. The notes will rank equally with all of our other unsecured and unsubordinated debt. We will issue the notes under the Indenture. We may, without the consent of the existing holders of a series of notes, issue additional notes of the same series having the same terms (other than the issue date, public offering price and, if applicable, the initial interest payment date) so that such existing notes and additional notes form a single series under the Indenture.

Marriott International, Inc. is a legal entity separate and distinct from its subsidiaries. Our subsidiaries are not obligated to make required payments on the notes. Accordingly, Marriott’s rights and the rights of holders of the notes to participate in any distribution of the assets or income from any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary. The Indenture does not limit the amount of unsecured debt which our subsidiaries may incur. In addition, we and our subsidiaries may incur secured debt and enter into sale and leaseback transactions, subject to the limitations described under “—Certain Covenants.”

The notes will not be entitled to the benefit of any sinking fund or other mandatory redemption provisions.

Interest on the Series Y Notes

The Series Y Notes will bear interest from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for at a rate per annum equal to the initial interest rate and thereafter at an interest rate that will be reset as described below, in each case equal to LIBOR (as defined below) plus 0.600% per annum, provided that such interest rate shall not be less than zero.

We will pay interest on the Series Y Notes quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each as may be adjusted as provided below), beginning on March 1, 2019, to the person listed as the holder of the note, or any predecessor note, in the security register at the close of business on the preceding February 15, May 15, August 15 or November 15 (whether or not a business day), as the case may be. These dates are the “Regular Record Dates” for the Series Y Notes.

If an interest payment date for the Series Y Notes, other than the stated maturity date or any redemption date, falls on a day that is not a business day, the interest payment date shall be postponed to the next succeeding business day (as so adjusted and interest shall accrue for the additional days) unless such next succeeding business day would be in the following month, in which case, the interest payment date shall be the immediately preceding business day. If the stated maturity date or any repurchase date for the Series Y Notes is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay.

The calculation agent will determine the initial interest rate for the Series Y Notes by reference to LIBOR on the second London banking day preceding the original issue date and the interest rate for each succeeding interest period by reference to LIBOR on the second London banking day preceding the first day of the applicable interest period, each of which we refer to as an “interest determination date.”

The calculation agent for the Series Y Notes will be The Bank of New York Mellon, which we refer to as the “calculation agent.” Upon the request of the holder of any Series Y Note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the first day of the next interest period.

“London banking day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The interest rate for the Series Y Notes will be based on the London interbank offered rate, which we refer to as “LIBOR,” and will be determined by the calculation agent as follows:

(i) As of an interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on Bloomberg L.P.’s page “BBAM” (or any successor page) at approximately 11:00 a.m., London time, on such interest determination date. If on an interest determination date, such rate does not appear on Bloomberg L.P.’s page “BBAM” (or any successor page) as of 11:00 a.m., London time, or if Bloomberg L.P.’s page “BBAM” (or any successor page) is not available on such date, the calculation agent will obtain such rate from the “Reuters Page LIBOR01”.

(ii) If no rate appears on Bloomberg L.P.’s page “BBAM” (or any successor page) or “Reuters Page LIBOR01” or if any such page or service shall cease to be available, then the calculation agent will request the principal London offices of each of four major reference banks (which may include any underwriters, agents or their affiliates) in the London interbank market, as selected by us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a period of three months in amounts of at least $1,000,000, commencing on the first day of the related interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the related interest period as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that interest determination date, by three major banks (which may include any underwriters, agents or their affiliates) in New York, New York, as selected by us, for loans in U.S. dollars to leading European banks having an index maturity of three months commencing on the first date of the relevant interest period, and in a principal amount of at least $1,000,000 that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by us are not quoting as set forth above, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest period, or, if there was no preceding interest period, the rate of interest payable will be the initial interest rate.

(iii) Notwithstanding clause (ii) above, if we determine that three-month LIBOR has been permanently discontinued, or the reference to three-month LIBOR becomes illegal, or most other debt obligations similar to the Series Y Notes have converted away from three-month LIBOR to a new reference rate, the calculation agent will use, as directed by us, as a substitute for three-month LIBOR and for each future interest determination date, the alternative reference rate (the “Alternative Rate”) selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice. As part of such substitution, the calculation agent will, as directed by us, make such adjustments (“Adjustments”) to the Alternative Rate and the spread thereon to account for the basis between three-month LIBOR and the Alternative Rate, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Series Y Notes. If we determine that there is no clear market consensus as to whether any rate has replaced three-month LIBOR in customary market usage, we may appoint in our sole discretion an independent financial advisor (the “IFA”) to determine an appropriate Alternative Rate, and any Adjustments and the decision of the IFA will be binding on us, the calculation agent, the Trustee and the holders of the Series Y Notes. If, however, we determine that three-month LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, three-month LIBOR will be equal to such rate on the interest determination date when three-month LIBOR was last available on Bloomberg L.P.’s page “BBAM” (or any successor page), as determined by the calculation agent.

Interest on the Series Y Notes will be computed on the basis of the actual number of days in an interest period and a 360-day year. All percentages used in or resulting from any calculation of the rate of interest on a Series Y Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with ..000005% rounded up to .00001%), and all U.S. dollar amounts used in or resulting from these calculations will be rounded to the nearest cent (with one-half cent rounded upward).

The interest rate on the Series Y Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Interest on the Series Z Notes

The Series Z Notes will bear interest at a rate of 4.150% per annum. Interest on the Series Z Notes will accrue from November 16, 2018 and will be payable semi-annually on June 1 and December 1 of each year, beginning on June 1, 2019, to the person listed as the holder of the note, or any predecessor note, in the security register at the close of business on the preceding May 15 or November 15 (whether or not a business day), as the case may be. These dates are the “Regular Record Dates” for the Series Z Notes.

If any interest payment date, stated maturity date or redemption or repurchase date for the Series Z Notes is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay.

Interest on the Series AA Notes

The Series AA Notes will bear interest at a rate of 4.650% per annum. Interest on the Series AA Notes will accrue from November 16, 2018 and will be payable semi-annually on June 1 and December 1 of each year, beginning on June 1, 2019, to the person listed as the holder of the note, or any predecessor note, in the security register at the close of business on the preceding May 15 or November 15 (whether or not a business day), as the case may be. These dates are the “Regular Record Dates” for the Series AA Notes.

If any interest payment date, stated maturity date or redemption or repurchase date for the Series AA Notes is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay.

The Trustee

The Trustee under the Indenture has two main roles. First, the Trustee can enforce your rights against us if we default on our obligations under our debt securities. There are some limitations on the extent to which the

Trustee acts on your behalf, described below under “—Remedies If an Event of Default Occurs.” Second, the Trustee performs administrative duties for us, such as sending you interest payments, sending you notices and transferring your debt securities to a new buyer if you sell. Additionally, the Trustee will serve as calculation agent for the Series Y Notes.

Redemption at Our Option

Except in the case of a change in control repurchase event, as described below, we may not redeem the Series Y Notes prior to maturity.

We may redeem the Series Z Notes in whole or in part from time to time, at our option, prior to November 1, 2023 (1 month prior to the maturity date of the Series Z Notes) (the “Series Z Par Call Date”), at a redemption price equal to the greater of:

•	100% of the principal amount of the Series Z Notes to be redeemed, and

•

as determined by the Independent Investment Banker, the sum of the present values of the principal amount of, and remaining scheduled payments of interest on, the Series Z Notes to be redeemed (not including any interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis on the Series Z Notes to be redeemed (through to the Series Z Par Call Date) at the Treasury Rate plus 20 basis points.

We may redeem the Series Z Notes in whole or in part from time to time, at our option, on or after the Series Z Par Call Date, at a redemption price equal to 100% of the principal amount of the Series Z Notes being redeemed.

We may redeem the Series AA Notes in whole or in part from time to time, at our option, prior to September 1, 2028 (3 months prior to the maturity date of the Series AA Notes) (the “Series AA Par Call Date”), at a redemption price equal to the greater of:

•	100% of the principal amount of the Series AA Notes to be redeemed, and

•

as determined by the Independent Investment Banker, the sum of the present values of the principal amount of, and remaining scheduled payments of interest on, the Series AA Notes to be redeemed (not including any interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis on the Series AA Notes to be redeemed (through to the Series AA Par Call Date) at the Treasury Rate plus basis 25 points.

We may redeem the Series AA Notes in whole or in part from time to time, at our option, on or after the Series AA Par Call Date, at a redemption price equal to 100% of the principal amount of the Series AA Notes being redeemed.

In the case of any such redemption of the Series Z Notes or Series AA Notes, as applicable, we will also pay accrued and unpaid interest to, but not including, the redemption date.

The redemption price of any such notes redeemed will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means, with respect to an applicable series of notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (assuming that the Series Z Notes matured on the Series Z Par Call Date and the Series AA Notes matured on the Series AA Par Call Date, as applicable) (the “Remaining Life”) of the Series Z Notes or the Series AA Notes, as applicable, that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series Z Notes or the Series AA Notes, as applicable.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the Independent Investment Banker obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of (a) J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. or an affiliate or successor thereof, unless any of the foregoing ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer, and (b) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

We will deliver notice of any optional redemption at least 15 days but not more than 45 days before the redemption date to each holder of the Series Z Notes to be redeemed or the Series AA Notes to be redeemed, as applicable.

If we choose to redeem less than all of the Series Z Notes or the Series AA Notes, as applicable, we will notify the Trustee at least 5 business days prior to giving notice of redemption of such series of notes, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of such series of notes to be redeemed and their redemption date. The notes of such series to be redeemed in whole or in part will be selected in a manner that complies with the requirements of the Depositary.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes of the applicable series or portions of the notes of the applicable series called for redemption.

Change of Control

If a change of control repurchase event occurs as to a series of notes, unless, in the case of either the Series Z Notes or the Series AA Notes, as applicable, we have exercised our right to redeem such series of notes in whole as described under “—Redemption at Our Option,” we will make an offer to each holder of notes of such series to repurchase all or any part (in excess of $2,000 in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will deliver a notice to each holder of notes of such series, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the change of control repurchase event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes of the relevant series properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes of the relevant series properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes of the relevant series properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly pay to each holder of notes properly tendered the purchase price for the notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes of a series upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes of such series properly tendered and not withdrawn under its offer.

“Below investment grade rating event” means with respect to a series of notes, the notes of such series are rated below investment grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control repurchase event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).

“Change of control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of shares. Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a change of control if: (1) pursuant to such transaction we become a direct or indirect wholly owned subsidiary of such holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company, measured by voting power rather than number of shares.

“Change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

“Investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes of the applicable series or fails to make a rating of such notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means S&P Global Ratings and its successors.

“Voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

LEGAL OWNERSHIP

“Street Name” and Other Indirect Holders

Investors who hold the notes in accounts at banks or brokers will generally not be recognized by us as legal holders of the notes. This is called holding in “Street Name.” Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its notes. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments, on the notes, either because they agree to do so in their customer agreements or because they are legally required to. If you hold notes in “Street Name,” you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you notes registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, run only to Persons who are registered as holders of notes. We do not have obligations to you if you hold in “Street Name” or other indirect means, either because you choose to hold notes in that manner or because the notes are issued in the form of Global Securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment if that holder is legally required to pass the payment along to you as a “Street Name” customer but does not do so.

Global Securities

The notes of each series will initially be issued only as a registered note in global form without interest coupons, known as a “Global Security.”

What is a Global Security? A Global Security is a special type of indirectly held Security, as described above under “—‘Street Name’ and Other Indirect Holders.” The financial institution that acts as the sole direct holder of the Global Security is called the “Depositary.” Any person wishing to own a Global Security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depositary.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a Global Security will be governed by the account rules of the investor’s financial institution and of the Depositary, as well as general laws relating to securities transfers. We and the Trustee do not recognize this type of investor as a holder of the notes and instead deal only with the Depositary that holds the Global Security.

An investor holding interests in a Global Security should be aware that:

•	the investor cannot get the notes registered in his or her own name;

•	the investor cannot receive physical certificates for his or her interest in the notes;

•	the investor will hold in “Street Name” and must look to his or her own bank or broker for payments on the notes and protection of his or her legal rights relating to the notes;

•	the investor may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the Depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the Global Security;

•

we and the Trustee have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security and do not supervise the Depositary in any way; and

•

payment for purchases and sales in the market for corporate bonds and notes is generally made in next-day funds. In contrast, the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds. This difference could have some effect on how Global Security interests trade, but we do not know what that effect will be.

Special Situations When Global Security Will Be Terminated. In a few special situations described below, the Global Security will terminate and interests in it will be exchanged for physical certificates representing the notes. After that exchange, the choice of whether to hold the notes directly or in “Street Name” will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in the notes transferred to their own name, so that they will be direct holders. The rights of “Street Name” investors and direct holders in the debt securities have been previously described in the subsections entitled “—‘Street Name’ and Other Indirect Holders” and “—Direct Holders.”

The special situations for termination of a Global Security are:

•	When the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary.

•	When an Event of Default on the relevant series of notes has occurred and has not been cured. We discuss defaults below under “—Events of Default.”

In the remainder of this description “you” means direct holders and not “Street Name” or other indirect holders of debt securities. Indirect holders should read the previous subsection entitled “—‘Street Name’ and Other Indirect Holders.”

OVERVIEW OF REMAINDER OF THIS DESCRIPTION

The remainder of this description summarizes:

•	additional mechanics relevant to the notes under normal circumstances, such as how you transfer ownership and where we make payments;

•	your rights under several special situations, such as if we merge with another company or, if we want to change a term of the notes;

•	promises we make to you about how we will run our business, or business actions we promise not to take (known as “restrictive covenants”); and

•	your rights if we default or experience other financial difficulties.

ADDITIONAL MECHANICS

Form, Exchange and Transfer

The notes of each series will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. (Section 302)

You may have your notes broken into more notes of smaller denominations or combined into fewer notes of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an “exchange.”

You may exchange or transfer notes at the office of the Trustee. The Trustee acts as our agent for registering notes in the names of holders and transferring notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “Security Registrar.” It will also perform transfers. (Section 305) You will not be required to pay a service charge to transfer or exchange notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the Security Registrar is satisfied with your proof of ownership.

We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

Interest in a global security may be transferred only in compliance with the customary procedures of the Depositary, including the delivery of appropriate certificates and information. If we redeem at our option less than all of the Series Z Notes or the Series AA Notes, as applicable, we may block the transfer or exchange of such notes during the period beginning 15 days before the day we send the notice of redemption and ending on the day the notice of redemption is sent in order to freeze the list of holders of such notes to prepare the notice of redemption. We may also refuse to register transfers or exchanges of notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of notes.

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the Trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the notes on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “Regular Record Date” and is stated above under “—Terms.” (Section 307) Holders buying and selling notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the notes to pro rate interest fairly between buyer and seller. This pro rated interest amount is called “accrued interest.”

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the Trustee in New York, New York. That office is currently located at 240 Greenwich Street, New York, New York 10286. You may elect to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

“Street Name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the Trustee’s corporate trust office. These offices are called “Paying Agents.” We may also choose to act as our own Paying Agent. We must notify you of changes in the Paying Agents for the notes. (Section 1002)

Notices

We and the Trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the Trustee’s records or, if the notes are held in global form, electronically in accordance with the applicable procedures of the depositary. (Sections 101 and 106)

Regardless of who acts as Paying Agent, all money paid by us to a Paying Agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the Trustee, any other Paying Agent or anyone else. (Section 1003)

SPECIAL SITUATIONS

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or entity. We are also permitted to sell substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•

Where we merge out of existence or sell substantially all of our assets, the other entity may not be organized under a foreign country’s laws (that is, it must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law) and it must agree to be legally responsible for the notes.

•

The merger, sale of assets or other transaction must not cause a default on any series of the notes, and we must not already be in default with respect to any series of notes (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described under “—What Is an Event of Default?” A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•

It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on our property, called “Liens,” as discussed under “—Certain Covenants—Restrictions on Liens.” If a merger or other transaction would create any Liens on our property, we must comply with that covenant. We would do this either by deciding that the Liens were permitted, or by following the requirements of the covenant to grant an equivalent or higher-ranking Lien on the same property to you and the other direct holders of the notes entitled to that protection. (Section 801)

Modification and Waiver

There are three types of changes we can make to the Indenture and the notes.

Changes Requiring Your Approval. First, there are changes that we cannot make to the Indenture or the notes of any series without the specific approval of the holders of such series. We cannot do the following without the applicable holders’ approval:

•	change the Stated Maturity of the principal or interest on a note of the applicable series;

•	reduce any amounts due on a note of the applicable series;

•	reduce the amount of principal payable upon acceleration of the Maturity of a note of the applicable series following a default with respect to such series;

•	change the place or currency of payment on a note of the applicable series;

•	impair your right to sue for payment;

•	reduce the percentage of holders of the notes of the applicable series whose consent is needed to modify or amend the Indenture;

•

reduce the percentage of holders of the notes of the applicable series whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults with respect to such series; or

•	modify any other aspect of the provisions dealing with modification and waiver of the Indenture. (Section 902)

Changes Requiring a Majority or 50% Vote. Second, there are changes that we cannot make to the Indenture or the notes of a series without a vote in favor by holders of such notes owning not less than 50% of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the notes. A majority vote would be required for us to obtain a waiver of all or part of the covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default with respect to a particular series or any other aspect of the Indenture or the notes listed in the first category described above under “—Changes Requiring Your Approval” unless we obtain the individual consent of the applicable holders to the waiver. (Section 513)

Changes Not Requiring Approval. The third type of change does not require any vote by holders of the notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the notes. (Section 901)

Further Details Concerning Voting. When taking a vote, notes will not be considered Outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Notes will also not be eligible to vote if they have been fully defeased as described below under “—Defeasance—Full Defeasance.” (Section 101)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of Outstanding notes that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders. If we or the Trustee set a record date for a vote or other action to be taken by holders that vote or action may be taken only by persons who are holders of Outstanding notes on the record date and must be taken within 180 days following the record date or another shorter period that we may specify (or as the Trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

“Street Name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the notes or request a waiver.

LIMITED PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

Other than as described in this prospectus supplement under “—Change of Control,” the notes will not contain any provisions which may afford holders of the debt securities protection in the event of a change in control of our company or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of notes.

CERTAIN COVENANTS

Restrictions on Liens. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders (including you and any other holders of the debt securities) or over our general creditors if we fail to pay them back. These preferential rights are called “Liens.” Neither Marriott International, Inc. nor its Restricted Subsidiaries will place a Lien on any of our Principal Properties, or on any shares of stock or debt of any of our Restricted Subsidiaries, to secure new debt unless we grant an equivalent or higher-ranking Lien on the same property to you and any other holders of the notes. (Section 1008)

However, we do not need to comply with this restriction if the amount of all debt that would be secured by Liens on Principal Properties (including the new debt and all “Attributable Debt,” as described under “—Restriction on Sales and Leasebacks” below, that results from a sale and leaseback transaction involving Principal Properties) is less than the greater of $400 million or 10% of our Consolidated Net Assets.

This restriction on Liens also does not apply to certain types of Liens, and we can disregard these Liens when we calculate the limits imposed by this restriction. We may disregard a Lien on any Principal Property or on any shares of stock or debt of any Restricted Subsidiary if:

•	the Lien existed on the date of the Indenture;

•	the Lien existed at the time the property was acquired or at the time an entity became a Restricted Subsidiary;

•

the Lien secures Debt that is no greater than the Acquisition Cost or the Cost of Construction or improvement of one or more Principal Properties acquired or constructed by us or a Restricted Subsidiary (if the Lien is created no later than 24 months after such acquisition or completion of construction);

•	the Lien is in favor of us or any Subsidiary; or

•	the Lien is granted in order to assure our performance of any tender or bid on any project (and other similar Liens).

Subject to certain limitations, we may also disregard any Lien that extends, renews or replaces any of these types of Liens.

We and our subsidiaries are permitted to have as much unsecured debt as we may choose and except as provided in this Restriction on Liens, the Indenture does not contain provisions that would afford protection to you in the event of a highly leveraged transaction involving us.

Restrictions on Sales and Leasebacks. We promise that neither we nor any of our Restricted Subsidiaries will enter into any sale and leaseback transaction involving a Principal Property, unless we comply with this covenant. A “sale and leaseback transaction” generally is an arrangement between us or a Restricted Subsidiary and any lessor (other than the Company or a Subsidiary) where we or the Restricted Subsidiary lease a Principal Property for a period in excess of three years, if such property was or will be sold by us or such Restricted Subsidiary to that lender or investor.

We can comply with this promise in either of two different ways. First, we will be in compliance if we or a Restricted Subsidiary could grant a Lien on the Principal Property in an amount equal to the Attributable Debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking Lien to you and the other holders of the debt securities under the Restriction on Liens described above. Second, we can comply if we retire an amount of Debt ranking on a parity with, or senior to, the debt securities, within 240 days of the transaction, equal to at least the net proceeds of the sale of the Principal Property that we lease in the transaction or the fair value of that property, whichever is greater. (Section 1009)

Certain Definitions Relating to our Covenants. Following are the meanings of the terms that are important in understanding the covenants previously described. (Section 101)

“Attributable Debt” means the total present value of the minimum rental payments called for during the term of the lease (discounted at the rate that the lessee could borrow over a similar term at the time of the transaction).

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is accounted for as a capital lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles.

“Consolidated Net Assets” is the consolidated assets (less reserves and certain other permitted deductible items), after subtracting all current liabilities (other than the current portion of long-term debt and Capitalized Lease Obligations) as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for borrowed money or any guarantee thereof.

A “Principal Property” is any parcel or groups of parcels of real estate or one or more physical facilities or depreciable assets, the net book value of which exceeds 2% of the Consolidated Net Assets.

“Restricted Subsidiary” means any Subsidiary:

•	organized and existing under the laws of the United States,

•	the principal business of which is carried on within the United States of America, and

•

which either (1) owns or is a lessee pursuant to a capital lease of any real estate or depreciable asset which has a net book value in excess of 2% of Consolidated Net Assets, or (2) in which the investment of the Company and all its Subsidiaries exceeds 5% of Consolidated Net Assets.

The definition of a Restricted Subsidiary does not include any Subsidiaries principally engaged in our timeshare or senior living services businesses or the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof. The definition also does not include any Subsidiary formed or acquired after the date of the Indenture for the purpose of developing new assets or acquiring the business or assets of another person and which does not acquire all or any substantial part of our business or assets or those of any Restricted Subsidiary.

A “Subsidiary” is a corporation in which we and/or one or more of our other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

The term “generally accepted accounting principles” with respect to any computation required or permitted under the Indenture shall mean such accounting principles as generally accepted at the date of the Indenture.

Defeasance

Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the notes of a series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

we must deposit in trust for your benefit and the benefit of all other direct holders of such notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on such notes on their various due dates;

•

there must be a change in current federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on such notes any differently than if we did not make the deposit and just repaid the notes ourselves (under current federal tax law, the deposit and our legal release from the notes would be treated as though we took back your notes and gave you your share of the cash and notes or bonds deposited in trust and, in that event, you could be required to recognize gain or loss on the debt securities you give back to us); and

•	we must deliver to the Trustee a legal opinion of our counsel confirming the tax law change or ruling described above. (Sections 1302 and 1304)

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on such notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the series of notes for which such deposit is made. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the notes. In order to achieve covenant defeasance, we must, among other things, do the following:

•

deposit in trust for your benefit and the benefit of all other direct holders of such notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on notes on their maturity date; and

•

deliver to the Trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on such notes any differently than if we did not make the deposit and just repaid such debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of the Indenture with respect to these notes would no longer apply:

•	our promises regarding conduct of our business previously described under “—Certain Covenants;”

•	our obligation to purchase such notes in the event of a change of control repurchase event at the price previously described under “— Change of Control;”

•	the condition regarding the treatment of Liens when we merge or engage in similar transactions, as previously described under “—Mergers and Similar Events;” and

•	the Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described later under “—What Is an Event of Default?”

If we accomplish covenant defeasance, you can still look to us for repayment of the notes if there were a shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) the notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

DEFAULT AND RELATED MATTERS

Events of Default

Holders of notes of a particular series will have special rights if an Event of Default with respect to such series occurs and is not cured, as described below.

What Is an Event of Default? The term “Event of Default” means any of the following:

•	we do not pay the principal or any premium on a note of such series on its due date;

•	we do not pay interest on a note of such series within 30 days of its due date;

•

we remain in breach of a covenant described under “—Certain Covenants” or any other term of the Indenture for 60 days after we receive a notice of default stating we are in breach, which notice must be sent by either the Trustee or holders of 25% of the principal amount of notes of the affected series;

•

we or any Restricted Subsidiary default on other debt (excluding any non-recourse debt) which totals over $100 million (or 4% of our Consolidated Net Assets, whichever amount is greater) and the lenders of such debt shall have taken affirmative action to enforce the payment of such debt, and this repayment obligation remains accelerated for 10 days after we receive a notice of default as described in the previous paragraph; or

•	we file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. (Section 501)

A payment default or other default under one series of notes may, but will not necessarily, cause a default to occur under any other series of notes issued under the Indenture.

Remedies If an Event of Default Occurs. If an Event of Default has occurred and has not been cured, the Trustee or the holders of 25% in principal amount of the notes of the affected series may declare the entire principal amount of all the notes to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the notes will be automatically accelerated, without any action by the Trustee or any holder. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the notes of the affected series. (Section 502)

Except in cases of default where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee protection satisfactory to it from expenses and liability (called an “indemnity”). (Section 603) If indemnity is provided, the holders of a majority in principal amount of the Outstanding notes of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. These majority holders may also direct the Trustee in performing any other action under the Indenture. (Section 512)

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	you must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of 25% in principal amount of all Outstanding notes of the affected series must make a written request that the Trustee take action because of the default, and must offer indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action; and

•	the Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your notes on or after the due date. (Section 508)

“Street Name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and to make or cancel a declaration of acceleration.

We will furnish to the Trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the debt securities, or else specifying any default. (Section 1004)

Regarding the Trustee

The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, is the Trustee, Security Registrar and Paying Agent under the Indenture. We have certain existing banking relationships with The Bank of New York Mellon, including that one of its affiliates is a lender under our revolving credit facility. In addition, affiliates of The Bank of New York Mellon may be purchasers of our securities.

If an Event of Default (or an event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded) occurs, the Trustee may be considered to have a conflicting interest with respect to the notes for purposes of the Trust Indenture Act of 1939. In that case, the Trustee may be required to resign as Trustee under the Indenture and we would be required to appoint a successor Trustee.

BOOK-ENTRY SYSTEM

We will issue the notes of each series in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, also referred to as DTC. DTC will act as the depositary. The notes will be registered in the name of DTC or its nominee.

Investors may hold interests in a global note through DTC in the United States if they are participants in DTC or indirectly hold such interests through organizations that are participants in DTC. Clearstream Banking, société anonyme, also referred to as Clearstream, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, also referred to as Euroclear, will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s name on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. JPMorgan Chase Bank currently acts as U.S. depositary for Euroclear (in such capacity, the “U.S. depositary”). Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for such global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect. You will not receive written confirmation from DTC of your purchase of the notes. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com, but that information is not incorporated by reference into this prospectus supplement.

DTC

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include:

•	securities brokers and dealers, including the underwriters;

•	banks;

•	trust companies;

•	clearing corporations; and

•	certain other organizations, some of which or their representatives own DTC.

Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system.

Principal and interest payments on the notes represented by a global note will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by the global note for all purposes under the Indenture. Accordingly, we, the Trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a note represented by a global note;

•

any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in a global note held through such participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to such beneficial ownership interests.

DTC has advised us that upon receipt of any payment of principal of or interest on a note, DTC will credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective holdings shown on DTC’s records. The underwriters will initially designate the accounts to be credited.

Clearstream

Clearstream advises that it is incorporated under Luxembourg law as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to other institutions, such as banks, brokers, dealers and trust companies that clear transactions through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear, also referred to as “Euroclear participants,” and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., also referred to as the Euroclear operator. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear transactions through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the “terms and conditions”). The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions of Euroclear, to the extent received by the U.S. depositary for Euroclear.

Global Notes

Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants.

A global note can only be transferred:

•	as a whole by DTC to one of its nominees;

•	as a whole by a nominee of DTC to DTC or another nominee of DTC; or

•	as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of such successor.

Notes represented by a global note can be exchanged for definitive notes in registered form only if:

•	DTC notifies us that it is unwilling, unable or no longer qualified to continue as the depositary for such global note;

•	we in our sole discretion determine that such global note will be exchangeable for definitive notes in registered form and notify the Trustee of our decision; or

•	an event of default with respect to the notes represented by such global note has occurred and is continuing.

A global note that can be exchanged for a definitive note under the preceding sentence will be exchanged for definitive notes that are issued in authorized denominations in registered form for the same aggregate amount. Such definitive notes will be registered in the names of the owners of the beneficial interests in such global notes as directed by DTC.

Except as provided above, (1) owners of beneficial interests in such global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of the notes for any purpose under the Indenture and (2) no notes represented by a global note will be exchangeable. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC, and if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture or such global note. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

DTC and the underwriters have informed us that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the Indenture, then (1) DTC would authorize the participants holding the relevant beneficial interests to take such action and (2) such participants would authorize the beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has provided the following information to us. DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Exchange Act.

Settlement for the notes will be made by the underwriters in immediately available funds. The notes will trade in the DTC settlement system until maturity or until definitive notes are issued. DTC will require secondary trading activity in the notes to be settled in immediately available funds.

The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable and we do not take any responsibility for its accuracy. This information is subject to any changes to the arrangements between or among us, DTC, Clearstream and Euroclear and any changes to procedures that may be instituted unilaterally by DTC, Clearstream or Euroclear. We will not have any responsibility for the performance by DTC, Clearstream, Euroclear or their respective participants under the rules and procedures governing them.

The underwriters will make settlement for the notes in immediately available or same-day funds. So long as the notes of a series are represented by a global note, we will make all payments of principal and interest in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using the depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets its settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream participant or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material United States federal income tax consequences relating to the purchase, ownership and disposition of notes as of the date hereof, and does not purport to be to be a complete analysis of all the potential tax consideration relating thereto. Except where noted, this summary deals only with notes that are held as capital assets (within the meaning of Section 1221 of the Code (as defined below)) by a holder who acquired the notes upon original issuance at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of notes are sold for money.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is: (a) an individual citizen or resident of the United States; (b) a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any state or political subdivision thereof (including the District of Columbia); (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in the notes, you should consult your tax advisors concerning the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. We have not sought and do not intend to seek a ruling from the Internal Revenue Service (the “IRS”), on any aspect of these transactions. Accordingly, we cannot assure you that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge to those views by the IRS in the event of litigation. This summary does not address all aspects of United States federal income taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to holders of the notes in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including, for example, if you are a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, a bank or other financial institution, a regulated investment company, a real estate investment trust, an employee stock ownership plan, a controlled foreign corporation, a foreign personal holding company, a passive foreign investment company, a pass-through entity (or a partner in a pass-through entity), a corporation that accumulates earnings to avoid tax, an insurance company, a tax-exempt organization, a former citizen or resident of the United States, a person liable for the alternative minimum tax, a person that owns notes that are a hedge or that are hedged against interest rate or currency risks, a person that owns notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, a person that purchases or sells notes as part of a wash sale for tax purposes, a U.S. Holder whose functional currency for tax purposes is not the U.S. dollar) or a person subject to special tax accounting rules under Section 451(b) of the Code applicable to persons that maintain certain specified financial statements. A change in law may alter significantly the tax considerations that we describe in this summary.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction and the possible effect of changes in tax laws.

Certain Contingent Payments

We may become obligated to pay an amount in excess of the stated interest and/or the principal amount of the notes, as described, for example, in “Description of the Notes—Change of Control.” The obligation to make these payments may cause a special method of accounting for interest income and expense arising under debt instruments that provide for one or more contingent payments (“contingent payment debt instruments”) to apply. The relevant U.S. Treasury regulations state, however, that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. Although the matter is not free from doubt, we believe, and intend to take the position, that the notes should not be characterized as contingent payment debt instruments under United States federal income tax law because the contingency that would require us to make any of these contingent payments is remote, or is incidental. Our determination is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. Our determination is not, however, binding on the IRS, and if the IRS successfully takes a contrary position, a U.S. Holder may be required (i) to accrue interest income at a rate higher than the stated interest rate on the notes, and (ii) to treat as ordinary income, rather than capital gain, a portion or all of any gain on the sale or retirement of the notes. You should consult your tax advisor about the risk of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

U.S. Holders

Interest

Interest on a note (excluding any amounts received that are allocated to the return of pre-issuance accrued interest) will generally be taxable to you as ordinary interest income as it accrues or is received by you in accordance with your usual method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Dispositions of Notes

If you are a U.S. Holder, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of the cash and the fair market value of any property you receive on the sale or other taxable disposition (less an amount attributable to any accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously taken into income), and (ii) your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to your cost for the note (excluding any amounts allocated to pre-issuance accrued interest and increased by any accrued but unpaid interest that you have previously taken into income), reduced by any principal payments you have previously received in respect of the note.

Such gain or loss will generally be treated as capital gain or loss, and will be treated as long-term capital gain or loss if your holding period for the note exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

U.S. persons that are individuals, estates, or certain trusts are generally subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S.

person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). A U.S. Holder’s net investment income will generally include any income or gain recognized by such holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. persons that are individuals, estates, or trusts should consult their tax advisors on the applicability of this additional tax to its income and gains in respect of their investment in the notes.

Information Reporting and Backup Withholding

U.S. federal backup withholding will apply to interest on the notes and proceeds from the sale or other disposition of the notes unless (a) you are an exempt U.S. Holder and, when required, demonstrate this fact, (b) you provide a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules, or (c) in certain circumstances, you certify under penalty of perjury that you are not subject to backup withholding. A U.S. Holder who does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

You will also be subject to information reporting on interest on the notes and proceeds from the sale or other disposition of the notes, unless you are an exempt recipient and appropriately establish that exemption.

Non-U.S. Holders

Interest

If you are a Non-U.S. Holder, then, subject to the discussions of backup withholding and FATCA below, under the “portfolio interest rule,” you will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of stated interest on the notes, provided that:

•

interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is not attributable to a United States permanent establishment);

•

you do not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related directly or indirectly to us through actual or constructive stock ownership (as provided in the Code);

•	you are not a bank receiving interest on the notes pursuant to a loan made in the ordinary course of trade or business; and

•	you meet certain certification requirements.

Under current law, as a Non-U.S. Holder your certification requirements may be satisfied in any of the following ways:

•

You provide to us or our paying agent a statement on IRS Form W-8BEN or W-8BEN-E (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying yourself as the Non-U.S. Holder by name and address and stating, among other things, that you are not a U.S. person.

•

If you hold a note through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) you provide the applicable form described in the preceding bullet point to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•

If a financial institution or other intermediary that holds the note on your behalf has entered into a withholding agreement with the IRS, such institution or intermediary submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest rule described above are not satisfied, payments of interest made to you will be subject to a 30% federal withholding tax, unless either:

•

an applicable income tax treaty reduces or eliminates such tax, and you claim the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) establishing qualification for benefits under that treaty; or

•

the interest is effectively connected with your conduct of a trade or business in the United States and you provide an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or other applicable form).

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply) generally in the same manner as a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) on any effectively connected earnings and profits (subject to adjustments).

Sale, Exchange, or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding and FATCA below, any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

If the first exception applies, you will generally be subject to U.S. federal income tax on the net gain you derive from the sale, exchange, redemption, retirement or other taxable disposition of the notes in the same manner as a U.S. Holder. In addition, if you are a corporate Non-U.S. Holder, you may be subject to a 30% branch profits tax (or lower applicable income tax treaty rate) on any effectively connected earnings and profits (subject to adjustments). If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty. If the second exception applies, you generally will be subject to U.S. federal income tax at a rate of 30% (except as otherwise provided by an applicable income tax treaty) on the amount by which your U.S.-source capital gains exceed your U.S.-source capital losses.

Information Reporting and Backup Withholding

Generally, we or our paying agent must report to the IRS and to each Non-U.S. Holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

Non-U.S. Holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax on payments of interest if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied. Payments of the proceeds from the sale or other disposition (including a retirement or redemption) of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a U.S. person, (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with certain specified connections to the United States. Payment of the proceeds from a sale or other disposition (including a retirement or redemption) of a note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding, provided that neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

Foreign Account Tax Compliance Withholding

Sections 1471 through 1474 of the Code, the Treasury regulations promulgated thereunder and other governmental notices with respect thereto (collectively “FATCA”) impose a withholding tax of 30% (“FATCA Withholding”) on interest income (including any amount treated as interest for U.S. federal income tax purposes) and other periodic payments on the notes paid to you or any non-U.S. person or entity that receives such income on your behalf (a “non-U.S. payee”), unless you and each non-U.S. payee in the payment chain complies with the applicable information reporting, account identification, withholding, certification and other FATCA-related requirements (including any intergovernmental agreement entered into by the United States and another applicable jurisdiction to facilitate the application and implementation of FATCA (an “IGA”)). In the case of a payee that is a non-U.S. financial institution (for example, a clearing system, custodian, nominee or broker) or certain non-financial foreign entities, withholding generally will not be imposed if the financial institution complies with the requirements imposed by FATCA to collect and report (to the U.S. or another relevant taxing authority) substantial information regarding such institution’s U.S. account holders (which would include some account holders that are non-U.S. entities but have U.S. owners). Other payees, including individuals, may be required to provide proof of tax residence or waivers of confidentiality laws and/or, in the case of non-U.S. entities, certification or information relating to their U.S. ownership.

FATCA Withholding may be imposed at any point in a payment chain if a non-U.S. payee is not compliant with the applicable FATCA requirements. A payment chain may consist of a number of parties, including a paying agent, a clearing system, each of the clearing system’s participants and a non-U.S. bank or broker through which you hold the notes. Accordingly, if you receive payments through a payment chain that includes one or more non-U.S. payees the payment could be subject to FATCA Withholding if any non-U.S. payee in the payment chain fails to comply with the FATCA requirements and is subject to withholding. This would be the case even if you would not otherwise have been directly subject to FATCA Withholding.

A number of countries have entered into, and other countries are expected to enter into IGAs. While the existence of an IGA will not eliminate the risk that notes will be subject to FATCA Withholding, these agreements are expected to facilitate compliance with the FATCA requirements thereby reducing the likelihood that FATCA Withholding will occur for investors in (or investors that indirectly hold notes through financial institutions in) those countries.

FATCA Withholding could apply to all interest and other periodic payments made on the notes. In addition, FATCA Withholding could apply to the gross proceeds payable upon the sale, exchange, redemption or maturity of the notes on or after January 1, 2019. Under the terms of the notes, we are not obligated to and we will not pay any additional amounts if FATCA Withholding applies. Consequently, if FATCA Withholding applies, you will receive less than the amount that you would have otherwise received.

Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of any FATCA Withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay your receipt of any withheld amounts.

You are strongly urged to consult your tax advisor regarding FATCA. You should also consult your bank or broker through which you would hold the notes about the likelihood that payments to it (for credit to you) may become subject to FATCA Withholding at some point in the payment chain.

In addition, your notes may also be subject to other U.S. withholding tax as described above in “Non-U.S. Holders—Interest”.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, you should consult your tax advisor as to particular tax consequences to you of holding and disposing of the notes, including the applicability and effect of any foreign, state, local or other tax laws, and of any pending or subsequent changes in applicable laws.

UNDERWRITING

General

We intend to offer the notes through the underwriters. Subject to the terms and conditions contained in an underwriting agreement and the related terms agreement among us and J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., as representatives of each of the underwriters named below, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the notes of each series listed opposite their names below.

Underwriter	Principal Amount of Series Y Notes	Principal Amount of Series Z Notes	Principal Amount of Series AA Notes
J.P. Morgan Securities LLC	$82,500,000	$52,500,000	$45,000,000
Deutsche Bank Securities Inc.	82,500,000	52,500,000	45,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	44,000,000	28,000,000	24,000,000
Wells Fargo Securities, LLC	44,000,000	28,000,000	24,000,000
Citigroup Global Markets Inc.	26,400,000	16,800,000	14,400,000
Scotia Capital (USA) Inc.	26,400,000	16,800,000	14,400,000
U.S. Bancorp Investments, Inc.	26,400,000	16,800,000	14,400,000
Fifth Third Securities, Inc.	19,800,000	12,600,000	10,800,000
Goldman Sachs & Co. LLC	19,800,000	12,600,000	10,800,000
HSBC Securities (USA) Inc.	19,800,000	12,600,000	10,800,000
SunTrust Robinson Humphrey, Inc.	19,800,000	12,600,000	10,800,000
Barclays Capital Inc.	14,850,000	9,450,000	8,100,000
BNP Paribas Securities Corp.	14,850,000	9,450,000	8,100,000
BNY Mellon Capital Markets, LLC	14,850,000	9,450,000	8,100,000
Capital One Securities, Inc.	14,850,000	9,450,000	8,100,000
MUFG Securities Americas Inc.	14,850,000	9,450,000	8,100,000
PNC Capital Markets LLC	14,850,000	9,450,000	8,100,000
Commerz Markets LLC	9,625,000	6,125,000	5,250,000
Santander Investment Securities Inc.	9,625,000	6,125,000	5,250,000
TD Securities (USA) LLC	9,625,000	6,125,000	5,250,000
Loop Capital Markets LLC	7,425,000	4,725,000	4,050,000
The Williams Capital Group, L.P.	7,425,000	4,725,000	4,050,000
ANZ Securities, Inc.	5,775,000	3,675,000	3,150,000

Total	$550,000,000	$350,000,000	$300,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against some liabilities, including some liabilities under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by their counsel and certain other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify such offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes of each series to the public at the public offering price for such series on the cover page of this prospectus supplement. After the initial offering, the underwriters may change the public offering price and other selling terms.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering.

Paid by Marriott
Per Series Y Note	0.350%
Per Series Z Note	0.600%
Per Series AA Note	0.650%
Total	$5,975,000

We estimate that the expenses of this offering of notes, which we will pay, will be approximately $2 million. These expenses do not include the underwriting discount.

No Established Market

There may be no trading market for any series of the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.

We have been advised by the underwriters that they presently intend to make a market in the notes of each series after the consummation of the offering contemplated by this prospectus supplement, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you that there will be a liquid trading market for any series of the notes or that an active public market for any series of the notes will develop. If an active public trading market for any series of notes does not develop, the market price and liquidity of such series of notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of any series of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither our company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of any series of notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Sales Outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection

73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering in Canada.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes,

(a)    a retail investor means a person who is one (or more) of:

(i)    a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)    a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)    not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and

(b)    the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

The above selling restriction is in addition to any other selling restriction set out below.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the

Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

The underwriters may not communicate or cause to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 of the United Kingdom (the “FSMA”)) received by it in connection with the issue or sale of such notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and no underwriter may offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(IA), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(IA), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the issuer or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

United Arab Emirates

This prospectus has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority, a regulatory authority of the Dubai International Financial Centre.

This prospectus is not intended to, and does not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. The notes have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange.

The issue and/or sale of the notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise) and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial services in the ordinary course of business with us. Certain of the underwriters or one or more of their affiliates are lenders, and in some cases also agents, under our revolving credit facility. An affiliate of one of the underwriters serves as the trustee under the indenture governing the notes, as well as certain of our other debt obligations issued under the indenture. In addition, certain of the underwriters also acted as underwriters for one or more of our prior issuances of senior notes under the Indenture.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swap or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Extended Settlement

We expect that delivery of the notes will be made to investors on or about November 16, 2018, which will be the third business day following the date of the prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to November 16, 2018 will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade notes prior to their date of delivery hereunder should consult their advisors.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Certain legal matters relating to the notes offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Marriott International, Inc. appearing in Marriott International, Inc.’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2017, and the effectiveness of Marriott International, Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Marriott International, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). Our internet address is www.marriott.com, but the information on our website is not incorporated by reference into this prospectus supplement. You can also inspect reports and other information we file at the office of The NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.

We have filed a registration statement and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•

Our Current Reports on Form 8-K filed on February 27, 2018 (as to Items 1.01 and 1.02 only and Exhibits 10.1, 10.2, 10.3 and 10.4 included in Item 9.01 with respect thereto), April 6, 2018, May 10, 2018 and November 9, 2018;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 from our Definitive Proxy Statement on Schedule 14A, filed on April 4, 2018; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and before the termination of this offering.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary

Marriott International, Inc.

10400 Fernwood Road

Department 52/862

Bethesda, Maryland 20817

(301) 380-3000

PROSPECTUS

MARRIOTT INTERNATIONAL, INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

We may from time to time offer to sell our debt securities, common stock or preferred stock, either separately or represented by warrants, depositary shares or purchase contracts, as well as units that include any of these securities or securities of other entities. The debt securities may consist of debentures, notes or other types of debt. Our Class A Common Stock is listed on the NASDAQ Global Select Market and trades under the ticker symbol “MAR.” The debt securities, preferred stock, warrants and purchase contracts may be convertible or exercisable or exchangeable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817. Our telephone number is (301) 380-3000.

Investing in our securities involves a high degree of risk. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 15, 2018

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

We also make our annual, quarterly and current reports, proxy statements and other information available free of charge on our investor relations website, www.marriott.com/investor, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We use our website as a channel of distribution for material company information. Important information, including financial information, analyst presentations, financial news releases, and other material information about us is routinely posted on and accessible at www.marriott.com/investor.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statement contains additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us,” and “our” refer to Marriott International, Inc. and its subsidiaries.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including the portions of our proxy statement for our 2018 annual meeting of shareholders incorporated by reference therein);

•

The description of our Class A Common Stock set forth under the caption “Description of the New Marriott Capital Stock” in our Registration Statement on Form 10, filed on February 13, 1998, including any amendment or report filed with the SEC for the purpose of updating such description; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination of this offering.

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We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:

Corporate Secretary

Marriott International, Inc.

10400 Fernwood Road

Department 52/862

Bethesda, Maryland 20817

(301) 380-3000

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

USE OF PROCEEDS

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us for our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling security holders.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts or units that may be offered under this prospectus.

A document called the “Indenture” will govern debt securities offered under this prospectus. Unless we specify otherwise in the applicable prospectus supplement, the Indenture is a contract between us and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, which acts as Trustee. We have filed a copy of the Indenture with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy.

SELLING SECURITY HOLDERS

We will set forth information about selling security holders, where applicable, in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended, that are incorporated by reference.

VALIDITY OF SECURITIES

Gibson, Dunn & Crutcher LLP will pass upon the validity of any securities issued under this prospectus. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of Marriott International, Inc. appearing in Marriott International, Inc.’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2017, and the effectiveness of Marriott International, Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by

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Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

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$1,200,000,000

Marriott International, Inc.

$550,000,000 Floating Rate Series Y Notes due 2020

$350,000,000 4.150% Series Z Notes due 2023

$300,000,000 4.650% Series AA Notes due 2028

PROSPECTUS SUPPLEMENT

J.P. Morgan

Deutsche Bank Securities

BofA Merrill Lynch

Wells Fargo Securities

Citigroup

Scotiabank

US Bancorp

Fifth Third Securities

Goldman Sachs & Co. LLC

HSBC

SunTrust Robinson Humphrey

Barclays

BNP PARIBAS

BNY Mellon Capital Markets, LLC

Capital One Securities

MUFG

PNC Capital Markets LLC

COMMERZBANK

Santander

TD Securities

Loop Capital Markets

The Williams Capital Group, L.P.

ANZ Securities

November 13, 2018